Exhibit 99.1

[Letterhead of Appalachian Bancshares, Inc.]

Appalachian Bancshares, Inc.
Nasdaq Listing Shareholder Letter

Dear Shareholders,

On October 6, 2005, Appalachian Bancshares, Inc. announced that we moved the trading of our stock from the OTC Bulletin Board (OTCBB) to the Nasdaq National Market under the symbol APAB, and that we were offering 1.1 million shares of common stock to the public. I would like to take this opportunity to explain why we took these steps and answer some common questions regarding how this affects the trading of your shares.

First of all, the move to Nasdaq should be seamless for shareholders and requires no action on your part. Attached is a Q&A where you can find answers to questions you might have regarding the trading of your shares on Nasdaq.

Thanks to the outstanding growth we have achieved during the past several years, we reached the point where listing on a national stock market made good business sense for our company and our shareholders. In effect, we outgrew the OTCBB, which limited the potential for investment in our company.

Nasdaq gives us more exposure and higher visibility in the financial community. It also provides greater liquidity and improved pricing efficiencies. All of this means that investors now have better access to more of our stock, which they can buy and sell more quickly and easily.

Furthermore, having more of our shares available for trading will attract larger institutional shareholders that typically buy many thousands of shares of stock at a time. Previously, there weren’t enough shares readily available for such investors to buy our stock.

The ability to sell more of our stock gives us greater access to the capital markets to expand our business. With the money we are raising through our public stock offering, we will be able to build more branch locations, hire more employees, offer more products and services, and ultimately provide more value for our shareholders.

This is an important milestone for Appalachian Bancshares, Inc. It represents the tremendous growth and achievements of a company that 10 years ago only had 15 full-time staff members and $5.6 million in assets. Despite our new stature as a publicly traded company, I want to clearly state that we will remain true to our bedrock values: building personal relationships with our customers and serving the communities in which we do business.

We are extremely grateful for your continued support, the dedication of our employees and the loyalty of our customers. Rest assured, we remain committed to the continued growth and development of Appalachian Bancshares, Inc. and the delivery of value to you, our shareholders.

Sincerely,

Tracy R. Newton,
Chief Executive Officer

Appalachian Bancshares, Inc.
Shareholder Q&A: Trading on Nasdaq

As a shareholder, what do I have to do?
It’s simple - you do NOT have to do a thing. If you hold an actual stock certificate, you do not need to replace it. The change will occur automatically when you sell your securities. If you want to sell shares, contact your broker or the transfer agent (see below). The transfer agent will recognize your certificates as APAB stock traded on Nasdaq. If you want to buy shares, you can use a broker or an online trading service with which you have an account. Just tell them you want to buy shares of the ticker symbol APAB.

Who is the transfer agent for Appalachian Bancshares, Inc.?
Registrar and Transfer
10 Commerce Drive
Cranford, NJ 07016-3527
(800) 368-5948
www.rtco.com

How does Nasdaq differ from the OTC Bulletin Board?
Nasdaq is the largest electronic stock market in the U.S. It uses a sophisticated electronic network to make instantaneous trades among millions of investors. The OTC Bulletin Board (OTCBB) is an auction market where trades are conducted manually, mostly via telephone. Because the OTCBB does not have an automated trading system, it can take a long time between placing a market order and getting an execution, during which time the price of a stock could go up or down significantly. If this happens, an investor's order may be filled at a price much different from what they expected.

Also, companies traded on Nasdaq are subject to more rigorous listing standards than required by the OTCBB. Because of this, companies traded on Nasdaq are viewed as more legitimate than companies on the OTCBB. Stocks on the OTCBB are viewed as riskier.

What is liquidity and price efficiency?
Liquidity in the investing world means the ease with which a stock can be bought or sold in the market without affecting its price. If you own a stock with low liquidity, there is the possibility that you won’t be able to sell the stock because you cannot find a buyer, or you may be required to lower your asking price until it becomes attractive enough to another buyer (which is price inefficient). Having more liquidity - more shares available to more investors - increases the likelihood that stocks will trade quickly at a fair price (price efficient).

What should I do if I have additional questions?
If you have additional questions about Nasdaq, please visit its website, www.nasdaq.com. If you have additional questions about your APAB stock, please contact us by e-mail (investorrelations@appalachianbank.com) or by phone at (706) 276-8160.